                                                                    EXHIBIT 10.2


(WOLVERINE TUBE, INC. LOGO)                                 WOLVERINE TUBE, INC.
                                                  200 CLINTON AVENUE, SUITE 1000
                                                            HUNTSVILLE, AL 35801




                                November 7, 2005

Mr. James E. Deason.


                  PERSONAL & CONFIDENTIAL


Dear Jed,

I am very pleased to extend to you an offer for the position of Chief Financial Officer, Senior Vice-President and Corporate Secretary at our Corporate Offices in Huntsville, Alabama on the terms set forth below. The job location is Huntsville, Alabama. You will report to Dennis Horowitz, Chief Executive Officer and Chairman of the Board. Your start date will be on or about November 7, 2005.


1.       You will receive an annual salary of $280,000.00.

2. You will be included in our Annual Performance Incentive Plan beginning in 2006, as appropriate and consistent with the terms of that program. Your target performance levels will be 35%/50%/70%. This incentive will be based on the achievement of corporate and individual objectives.

3. You will be eligible for equity grants as appropriate and consistent with the terms of The Wolverine Tube, Inc. 2003 Equity Incentive Plan at the discretion of the Compensation Committee of the Board of Directors. You will also receive a grant of 10,000 restricted shares that will vest one year from the grant date of November 7, 2005.

4. If the Company experiences a Change in Control (as that term is defined within Appendix A, attached hereto), within six months of November 7, 2005, the date of this offer, you will be entitled to six months' base pay and a prorated bonus; or alternatively, one year's base pay and bonus if the Company experiences a change in control after six months from November 7, 2005 have passed. In any event, you must be an employee immediately prior to the time of the change in control event in order to receive any payment of base pay or bonus.

5. As consideration for this offer, you agree to abide by the nonsolicitation, noncompetition and secrecy provisions listed within
         Section 2 of the attached Appendix A.

6. Wolverine's current health care and dental plan provisions are provided through Blue Cross Blue Shield of Alabama. The Company and employee share in the cost of the program. You will be eligible for these health care and dental benefits during your tenure as an employee. Upon termination of your employment, you and your wife will receive health benefits commensurate


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(WOLVERINE TUBE, INC. LOGO)                                 WOLVERINE TUBE, INC.
                                                  200 CLINTON AVENUE, SUITE 1000
                                                            HUNTSVILLE, AL 35801


         with the health care benefits you are currently receiving as a prior executive of the Company. Also, you are eligible to participate in the Company's current 401(k) Plan. These and other benefits, with the exception of the extension of your health care coverage post-employment, may be changed from time to time by the Company.

7. You will be entitled to four weeks of vacation prorated for the time you are employed with the company in 2005. Beginning in 2006, you will be entitled to four weeks' paid vacation each year.

8. You will be eligible to participate in financial counseling services provided by The Ayco Company, L.P. This benefit will be treated as taxable income to you, and is subject to change by the Company.

9. The Company's short-term disability policy will provide 100% income protection for the 1st 90 days and 60% income protection for the next 90 days, which is provided to you at no cost. Our long-term disability policy will provide 60% income protection up to $5,000 per month beginning on the 181st day, to include base and bonus (once a bonus has been granted). You have the option to purchase additional long-term disability insurance to fill the gap between the $5,000 per month cap and 60% of your actual base and bonus, subject to coordination with any personal policy you may have. Both long-term disability plans are fully contributory in order to allow you to receive benefits under the plans tax-free.

10. As with other Wolverine employees, your employment with Wolverine is "at will", which means that either you or Wolverine may terminate the employment relationship at any time without reason or notice.

We are excited about the prospect of having you rejoin the Company as a member of the Executive Management Committee and hope this offer meets with your approval.

                                          Sincerely,

                                          /s/ Chip Manning

                                          Chip Manning
                                          President and Chief Operating Officer

cc:  Dennis Horowitz


Please indicate your acceptance of this offer by signing in the space provided.


/s/ James E. Deason                                        11/7/2005
-------------------------------                     -----------------------
James E. Deason                                               Date


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(WOLVERINE TUBE, INC. LOGO)                                 WOLVERINE TUBE, INC.
                                                  200 CLINTON AVENUE, SUITE 1000
                                                            HUNTSVILLE, AL 35801


                                   APPENDIX A
                       TO OFFER LETTER TO JAMES E. DEASON
                             DATED NOVEMBER 7, 2005


1.       Definition of Change in Control

For purposes of this offer letter ("Agreement"), "Change in Control" shall be defined as:

            (A) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

            (B) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

            (C) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that (x) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 15% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock"), or
(y) any person has, during any period, increased the number of shares of Voting Stock beneficially owned by such person by an amount equal to or greater than 15% of the outstanding shares of Voting Stock; provided, however, that transfers of shares of Voting Stock between a person and the affiliates or associates (as such terms are defined under Rule 12b-2 or any successor rule or regulation promulgated under the Exchange Act) of such person shall not be considered in determining any increase in the number of shares of Voting Stock beneficially owned by such person;

            (D) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

            (E) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of


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(WOLVERINE TUBE, INC. LOGO)                                 WOLVERINE TUBE, INC.
                                                  200 CLINTON AVENUE, SUITE 1000
                                                            HUNTSVILLE, AL 35801


the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

      Notwithstanding the foregoing provisions of Sections (C) or (D) unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Sections (C) or
(D) solely because (1) the Company, (2) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities (a "Subsidiary"), or (3) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 15% or otherwise, or because the Company reports that a Change in Control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

      (F) Limitation on Benefits. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person, entity or group whose actions result in a Change in Control or any affiliate of the Company or such person, entity or group) (all such payments and benefits being hereinafter called "Total Payments") would be subject (in whole or part), to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), then the any severance payments under this Agreement shall first be reduced and, thereafter, the continuation of any benefits under this Agreement shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments), is greater than or equal to (2) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments). All determinations under this Section F shall be made by the accounting firm which was, immediately prior to Change in Control, the Company's independent auditor, which determination shall be conclusive.

2.    Secrecy, Non-Solicitation and Non-Competition

      (A) Secrecy. During the Executive's employment with the Company and for a period of three (3) years after his termination from the Company for any reason, the Executive covenants and agrees that he will not, except in performance of the Executive's obligations to the Company, or with the prior written consent of the Company pursuant to the authority granted by a resolution of the Board, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or use any such information. The term "secret or confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's management with respect to the Company's products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, products price lists,


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(WOLVERINE TUBE, INC. LOGO)                                 WOLVERINE TUBE, INC.
                                                  200 CLINTON AVENUE, SUITE 1000
                                                            HUNTSVILLE, AL 35801


customer lists, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects, employee or employees, compensation, or opportunities but shall exclude any information already in the public domain which has been disclosed to the public during the normal course of the Company's business.

      (B) Customer Protection. During the Executive's employment with the Company and for a period of two (2) years following the termination of the Executive's employment for any reason, the Executive covenants and agrees that he will not solicit or attempt to solicit any business from the Company's customers, including actively sought prospective customers, with whom the Executive had material contact during his employment, for the purpose of providing products or services competitive with those provided by the Company. Material contacts exist between the Executive and each customer or prospective customers with whom the Company were coordinated or supervised by the Executive, or about whom the Executive obtained trade secrets or confidential information as a result of the Executive's association with the Company.

      (C) Non-solicitation of Employees. During the Executive's employment and for a period of one (1) year following the termination of the Executive's employment for any reason, the Executive covenants and agrees that he shall not directly or indirectly, on his behalf or on behalf of any person or other entity; solicit or induce, or attempt to solicit or induce, any person who, on the date hereof or at anytime during the term of this Agreement, is an employee of the Company, to terminate his or her employment with the Company, whether expressed in a written or oral agreement or understanding or is otherwise an "at-will" employee.

      (D) Noncompetition. During the Executive's employment and for a period of two (2) years following the termination of the Executive's employment for any reason, the Executive covenants and agrees that he will not, directly or indirectly, compete against the Company within the United States in the managerial or executive capacity for another company or entity that designs, produces, sells, or distributes copper tubing.








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